Exhibit 77K(1)



On July 7, 2003, the Board of Trustees selected SantoraBaffone CPA Group ("SB") as the new independent accountants of ANZ Exchangeable Preferred Trust (the "Trust").

The Board of Trustees determined that it was in the best interests of the Trust and its stockholders to replace Deloitte & Touche LLP ("D&T") as independent accountants of the Trust.

Although D&T did not issue accountant reports during the Trust's two most recent fiscal years ended December 31, 2002 and December 31, 2001, during such fiscal years and through the date of this filing there were no disagreements between the Trust and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no "reportable events" (as defined in Section 304(a)(1)(v) of Regulation S-K).

During the Trust's two most recent fiscal years ended December 31, 2002 and December 31, 2001 and through the date of this filing, the Trust did not consult with SB with respect to the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or any other matters or "reportable events" (as defined in Section 304(a)(1) of Regulation S-K).

A copy of the letter provided to the Trust by D&T, dated December 17, 2003, pursuant to Section 304(a)(3) of Regulation S-K is attached as Exhibit 77K(2).


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